Exhibit 4.7

                      LIFSCHULTZ INDUSTRIES, INC.

                       CERTIFICATE OF AMENDMENT
                                   OF
                     CERTIFICATE OF INCORPORATION


     LIFSCHULTZ INDUSTRIES, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the
"Corporation"),

     DOES HEREBY CERTIFY:

     The amendment to the Corporation's Certificate of Incorporation set forth below amending Article IV was approved and adopted by the Corporation's Board of Directors and shareholders by written consent, all in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware (including the giving of written notice of such consent to the Corporation's shareholders not consenting in writing):

          Article IV, entitled "Capitalization", of the Corporation's Certificate of Incorporation shall be amended to include at the end thereof the following new paragraph:

     "Effective as of 5:00 p.m., Delaware time, January 27, 1998 (the "Effective Date"), each one share of the Company's Common Stock issued and outstanding on the Effective Date shall be automatically changed without further action into one-fiftieth of a fully paid and nonassessable share of the Company's Common Stock, provided that no fractional shares shall be issued pursuant to such change. The Company shall issue to each shareholder who, based on the aggregate number of shares held by such shareholder, would otherwise be entitled to a fractional share as a result of such change, one additional whole share."


     IN WITNESS WHEREOF, LIFSCHULTZ INDUSTRIES, INC. has caused this Certificate to be signed by Dennis R. Hunter, its President, this 19TH day of January, 1998.

                                       LIFSCHULTZ INDUSTRIES, INC.


                                       By:/s/ DENNIS R. HUNTER
                                          ------------------------
                                          Dennis R. Hunter, President

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